SCHEDULE B

List of Portfolios

Steward Covered Call Income Fund

Steward Global Equity Income Fund

Steward International Enhanced Index Fund

Steward Values-Focused Large Cap Enhanced Index Fund

Steward Values-Focused Small-Mid Cap Enhanced Index Fund

Steward Select Bond Fund

Steward Equity Market Neutral Fund

Steward Large Cap Core Fund

Steward Large Cap Growth Fund

Steward Large Cap Value Fund

Steward Small Cap Growth Fund

This Schedule is amended and restated as of November 15, 2021.

Steward Funds, Inc.		The Northern Trust Company

By:	/s/ Jim Coppedge	By:	/s/ Bryan Rooney
Name: Jim Coppedge		Name: Bryan Rooney
Title:	Executive Vice President & Chief Compliance Officer	Title: Vice President